SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             SEC File No.: 0-15260
                              CUSIP No.

                                  Form 12b-25
                          Notification of Late Filing
                                 (Check One) :
                  [X] Form 10-KSB [ ] Form 11-K [ ] Form 20-F
                         [ ] Form 10-QSB [ ] Form N-SAR

For Period Ended:

[X] Transition Report on Form 10-K
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 10-K
For the Transition Period Ended:________________________________________________

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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I-Registrant Information
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                                Biorelease Corp.
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                            Full Name of Registrant:

                                      N/A
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                         Former Name if Applicable:

                          340 Granite Street, Suite 200
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           Address of Principal Executive Office (Street and Number)

                              Manchester, NH 03102
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                            City, State and Zip Code

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Part II-Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date: or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date and;

[ ] (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.
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Part III - NARRATIVE
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State below in reasonable detail the reasons why the form 10-K, 11-K, 20-K, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

The Accounting firm needs additional time to complete the audit of the Company's records and prepare the annual financial statements.
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Part IV-Other Information
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Name and telephone number of person to contact in regard to this notification.

R Bruce Reeves           603  641-8443
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(Name)                   (Area Code) Telephone Number

Have all other periodic reports required under section 30 of the Securities Exchange Act of 1934 or section 30 of Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
     [X] Yes [ ] No

Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
     [ ]Yes [X]No

If so: attach an explanation of the anticipated change both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Biorelease Corp., has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 28, 1998 By: R Bruce Reeves, President